Exhibit 99.2

Loews Corporation First Quarter 2023 Earnings Remarks

James Tisch, President & CEO:

Good morning! Loews had a strong first quarter in 2023, with each of our consolidated subsidiaries producing stellar results.
Let’s start by taking a look at our property and casualty insurance subsidiary, CNA.

CNA’s performance was solid, with the company reporting its highest ever quarterly underlying underwriting income. The company reported a first quarter underlying combined ratio of 90.8%, which represents a 0.6-point improvement over the company’s strong results in the first quarter of 2022. However, CNA’s all-in combined ratio increased by two points year-over-year to 93.9% due to higher catastrophe losses and unfavorable prior period development. On a positive note, net written premiums grew by 11% in the first quarter compared to a year ago. This growth was a result of rate increases, improved retention and robust new business, which grew by 12%. The company also reported strong core income of $325 million, a 9% increase year-over-year due to higher investment income.

There has been a lot of discussion as of late about the commercial real estate market. Like most insurance companies, CNA has exposure to commercial real estate through its commercial mortgage-backed securities (CMBS), real estate investment trusts (REITs) and direct lending portfolios. CNA’s commercial real estate portfolio is well diversified both geographically and by property type. It is of high quality and predominantly investment grade. Furthermore, CNA’s exposure to the commercial office sector is a relatively small portion of the overall portfolio. Given what we currently know, we do not anticipate CNA to be materially impacted by the current challenges in the real estate industry, including the commercial office sector. For more details regarding CNA’s commercial real estate exposure please refer to the MD&A section of our first quarter 10-Q.

Moving to Boardwalk, the company’s EBITDA was essentially flat in the first quarter at $256 million versus $258 million in the prior year. As a reminder, Boardwalk has very limited exposure to the price of natural gas, other than it may impact drilling profiles and volume requirements of its customers. Furthermore, the company is not materially impacted by near-term fluctuations in the demand for natural gas because 95% of its revenues are derived from firm contracts.
At Loews Hotels, the strong results of the past year and a half continued. The company reported Adjusted EBITDA of $86 million in the quarter, compared to $67 million in the first quarter of 2022. Loews Hotels continued to see strong leisure travel and group demand, though recent data suggests rate growth may be moderating. Occupancy rates were up nearly eight points this quarter, rising to 79.3% as compared to 71.5% in the first quarter of 2022. Note that the first quarter of last year was impacted by the emergence of the Omicron variant which adversely impacted hotel demand. After the impact of the Omicron variant receded, hotel demand rebounded faster than anticipated. Staffing levels increased at a slower pace than demand due to labor shortages, although they have since returned to normalized levels. As a result, the second and third quarters of last year were characterized by abnormally high margins.
Also, construction continues on the Loews Arlington Hotel, the nearly 900-room property in Arlington, Texas, slated to open in the first quarter of 2024. In addition to its guest rooms, this property will also include 250,000 square feet of best-in-class meeting and event space. The total cost of this hotel is currently anticipated to be $545 million, of which $300 million is being funded with mortgage debt, $222 million with Loews Hotels equity, and $23 million with partner equity.
Given its strong internal cash flow generation, the hotel company needed only a $33 million investment from Loews in 2022. Based on its current roster of projects, we anticipate making another relatively small investment in 2023 to help fund Loews Hotels’ expansion in Orlando where the company continues to develop properties alongside Universal Destinations & Experiences.

Share repurchases remain a foundational aspect of Loews Corporation’s capital allocation strategy. In the first quarter of 2023, we repurchased nearly 8.2 million common shares for a total cost of about $486 million, which represents nearly 3.5% of the shares outstanding at the beginning of the year. Over the past five and a quarter years, Loews has reduced its share count by 104 million shares, which represents approximately 31% of the shares outstanding at the end of 2017. As long as the market is willing to make these shares available at what we consider to be bargain-basement prices, we are happy to buy them.

Finally, before I turn it over to Jane, I want to provide an update on the timing of the litigation related to our 2018 acquisition of the minority interest in Boardwalk Pipelines. Last quarter, we were pleased to report that the Delaware Supreme Court ruled in Loews’s favor, finding that we had no liability to the plaintiffs on the issues that were decided by the trial court. The Delaware Supreme Court remanded the three remaining unresolved issues back to the trial court for consideration. The briefing process has begun on those unresolved issues. As a reminder, we have the ability to appeal the case back to the Delaware Supreme Court if the lower court does not rule in our favor on these three remaining issues. We are optimistic that this litigation will ultimately be resolved favorably and are hopeful that the lower court will reach a decision by the end of this year.

Jane Wang, Chief Financial Officer:

For the first quarter of 2023, Loews reported net income of $375 million or $1.61 per share, compared with net income of $322 million or $1.29 per share in last year’s first quarter. This year-over-year increase was driven by higher investment income at the Parent Company, as well as higher income from Loews Hotels. A slight increase in CNA’s net income was offset by a small decrease in Boardwalk’s net income.
Book value per share increased from $61.86 at the end of 2022 to $63.41 at the end of the first quarter of 2023, and book value per share excluding AOCI (Accumulated Other Comprehensive Income) increased from $75.78 at the end of 2022 to $76.84 at the end of the first quarter. This increase was driven by earnings and accretive share repurchases in the first quarter.

Before I discuss the financial performance of our subsidiaries, I’d like to explain the new accounting standard we adopted for the first quarter 2023. As I mentioned in last quarter’s earnings remarks, CNA’s long-term care business is now being accounted for under the new GAAP accounting standard of “long-duration contracts targeted improvements,” or LDTI. While this change became effective January 1, 2023, CNA, as well as Loews, applied these changes from the transition date of January 1, 2021. Therefore, you will notice that our first quarter 2022 results and December 2022 balance sheet have been adjusted to implement the new standard. In our 10-Q this quarter, we presented the effect of adoption of LDTI on selected financial data for all four quarters of 2022 and the full years of 2022 and 2021.

Under this accounting standard, changes in discount rates and operating assumptions have been decoupled: discount rates now run through the balance sheet under AOCI, and changes in operating assumptions run through the income statement. Discount rate assumptions are based on single A-rated yields and updated on a quarterly basis. Operating assumptions such as morbidity and persistency are reviewed at least annually.

This change in accounting has no impact on the cash flows or underlying economics of CNA’s long-term care business, nor does it impact capital and surplus under statutory accounting practices.

Under this LDTI accounting standard, the key impacts to Loews’s first quarter financial statements are as follows:
•At December 31, 2022, total shareholders’ equity declined by less than 2% from $15.5 billion to $15.2 billion, driven by lower retained earnings due to lower adjusted net income for the prior periods.
•Loews’s first quarter 2022 net income was adjusted from $338 million, or $1.36 per share to $322 million, or $1.29 per share.
•This $16 million decrease was driven by favorable experience in long-term care being deferred into future periods.

Please refer to our 10-Q for more details on the adoption of this new accounting standard.

Turning to the results of our insurance subsidiary: CNA contributed net income of $268 million to Loews in the first quarter of 2023, compared to $265 million in the first quarter of last year. The year-over-year increase was driven by higher net investment income and a larger underlying underwriting gain, partially offset by higher catastrophe losses, unfavorable prior period development and realized investment losses.

The increase in net investment income was driven by higher interest rates on fixed income securities and higher returns on limited partnerships and common stocks. The pre-tax yield on the company’s fixed income portfolio increased 29 bps from 4.3% in the first quarter of 2022 to 4.6% in the first quarter of 2023. The duration of the life and group portfolio has increased to 10.1 years at the end of this year’s first quarter, up from 9.9 years at the end of 2022 and 8.9 years at the end of the first quarter of 2022. CNA experienced net investment losses in the first quarter of 2023 driven by unfavorable changes in the fair value of nonredeemable preferred stock and from realized losses on sales.
Premium growth continues to be strong, with first quarter net earned and net written premiums up by 10% and 11%, respectively, driven by three factors:
•First, new business grew by 12%;
•Second, retention increased by two points to 86%; and
•Third, renewal premiums increased by 7%, comprised of five points of rate and two points of exposure growth.
CNA’s P&C underlying combined ratio declined by 0.6 point to 90.8% due to improvements in both the underlying loss and expense ratios. The total combined ratio increased by two points to 93.9% in the first quarter 2023, driven by a 1.4-point increase in catastrophe losses due to the impact of several storms in the quarter, as compared to a mild season last year and a 1.2-point year-over-year deterioration in prior period development.

Please refer to CNA's Investor Relations website for more details on their results and further discussion on the LDTI accounting change.

In our natural gas pipeline business, Boardwalk contributed EBITDA of $256 million in this year’s first quarter compared to $258 million in the first quarter of 2022. The company generated higher revenues in the quarter primarily due to re-contracting at higher rates, the impact of growth projects, and higher storage revenues due to favorable market conditions. The increase in revenues was offset by higher operation and maintenance expenses as a result of pipeline safety compliance rules and higher employee-related costs.

Boardwalk contributed $86 million of net income to Loews this quarter, which represents a decrease of $5 million from $91 million in the first quarter of 2022. Higher depreciation expense resulting from recently completed growth projects was partially offset by lower interest expense due to lower borrowings.

Loews Hotels had another great quarter. Adjusted EBITDA grew from $67 million in last year’s first quarter to $86 million in this year’s first quarter. This increase was driven by strong occupancy, which increased by nearly eight points compared to the first quarter of 2022. As Jim mentioned, the first quarter of last year was impacted by the emergence of the Omicron variant which adversely impacted hotel demand. As a reminder, adjusted EBITDA is reconciled on page 9.

The hotel company contributed $24 million of net income to Loews this quarter versus $15 million in the prior year’s first quarter. The positive impacts of higher occupancy were partially offset by higher interest expense on the company’s floating rate debt.

Finally, turning to the corporate segment: Loews recorded after-tax investment income of $33 million in the first quarter of 2023 compared to losses of $13 million in the prior year’s first quarter. This improvement was driven by positive income from equities versus losses last year, as well as higher income from our portfolio of short-term cash equivalents.

The corporate segment also includes our proportionate share of Altium’s earnings, which is accounted for under the equity method. Altium’s first quarter income declined slightly, as incremental income from acquisitions was offset by higher interest expense.

From a cash flow perspective, we received $395 million in dividends from CNA in the first quarter of 2023. During the quarter, we repurchased 8.2 million shares of our common stock at a cost of $486 million. Loews ended the quarter with $3.1 billion in cash and short-term investments.

Investor Q&A

Every quarter, we encourage shareholders to send us questions in advance of earnings that they would like us to answer in our remarks. Please see below for the questions we have received, along with some additional questions we found relevant.

Loews has a substantial net cash position. How do you manage it?

At the end of the first quarter, Loews had $3.1 billion of cash and investments. However, only a minuscule portion of that cash and investment balance is actually held in the form of cash deposits. In fact, we typically hold less than $10 million of cash at any given time. The remaining cash is held as short-term treasuries or swept into money market accounts. The average duration of our treasury portfolio is typically less than four months. Also, higher interest rates are benefiting our holdings as the average yield on this portfolio is 4.8%.

Jane, is Loews planning on refinancing its May 2023 bond maturity?

We are planning to repay the $500 million maturity. In 2020, at the height of the COVID pandemic, we issued a $500 million bond to have extra liquidity in light of the unprecedented level of uncertainty in the economy. At the time we stated that we would use the funds to repay our 2023 maturity if there was no need for incremental liquidity. Given that our subsidiaries are all performing well and are mostly self-funding their growth, there is no need to refinance this maturity.

Jim, would you like to share your latest thoughts on the economy, interest rates and inflation?

When I started making these remarks on the economy more than two years ago, I never expected that things would get so exciting in the usually staid world of economic forecasting. In our last quarter’s remarks, I made the argument that the Fed should consider pausing their rate increases to assess the economy over the next three months, cautioning the Fed to be careful not to raise rates too far too fast, lest it cause a calamity.

I had no idea how prescient my words would be: I would certainly classify what happened in the U.S. banking system in the first few weeks of March as a calamity.

With the troubles at Silicon Valley Bank and at Signature Bank, the Fed found itself on its back foot, being forced to react. As Warren Buffett says, “When the tide goes out, you see who was swimming without a bathing suit.”

What is now obvious in hindsight is that the rate increases engineered by the Fed over the past year – the highest and fastest at any time in the past forty years – were too much for some institutions in the banking system to handle. As a result of those steep rate increases, last month the Fed had to worry about a run on a major portion of the American banking system.
The Fed and the FDIC did what they had to do to prevent a full-fledged banking catastrophe. Those who complain that the Fed overstepped and did too much to bail out large depositors and the banking system don’t understand the ramifications of a massive, uncontrolled bank scare. In such a scare, people and institutions withdraw their money first and ask questions later. It would have been the equivalent of a neutron bomb hitting the economy. If the Fed hadn’t acted the way they did, there would have been more runs on banks and the Fed’s job of insuring that the banking system remains sound for depositors would have been an order of magnitude more difficult and expensive. The best way to stop a bank run – as well as a brush fire and a riot – is not to let it get started in the first place.

Hopefully the crisis is over. Only time will tell. The basic problem is that money center banks carry an implied guarantee by the government since they are too big to fail. But local and regional banks do not have a similar guarantee . . . so they are at a distinct competitive disadvantage. I am somewhat surprised that the authorities were able to calm the waters without guaranteeing all deposits, and I wouldn’t be surprised if other flare-ups appear in the coming months.

For the time being, we are left with the question that we’ve been wrestling with for the past year: should the Fed raise rates and if so, how much higher will rates have to go in order to slay the inflation dragon? My answer to that question is the same as it was last quarter: announce that there will be no increase in the Fed funds rate for the next three months so the Fed can assess all the data and make a proper determination of the direction of inflation. There are plenty of signs that our economy is weakening, and managing monetary policy by reacting to every monthly tick of the CPI or other indicators is not a productive way to manage monetary policy.

Remember that in the past year, Fed funds are up almost 500 basis points. Between the effects of the banking system crisis on lending and the delayed response to the rapid increase in interest rates, now is certainly the time for a pause. And that’s the way I see things. More next quarter.

Reconciliation of GAAP Measures to Non-GAAP Measures

These earnings remarks contain financial measures that are not in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management believes some investors may find these measures useful to evaluate our and our subsidiaries’ financial performance. CNA Financial utilizes core income, Boardwalk Pipelines utilizes earnings before interest, income tax expense, depreciation and amortization (“EBITDA”), and Loews Hotels & Co utilizes Adjusted EBITDA. These measures are defined and reconciled to the most comparable GAAP measures on pages 8 and 9 of these remarks.

About Loews Corporation

Loews Corporation is a diversified company with businesses in the insurance, energy, hospitality and packaging industries. For more information, please visit www.loews.com.

Forward-Looking Statements

Statements contained in these earnings remarks which are not historical facts are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company's overall business and financial performance can be found in the Company's reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company's website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of these remarks. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Definitions of Non-GAAP Measures and Reconciliation of GAAP Measures to Non-GAAP Measures:

CNA Financial Corporation

Core income is calculated by excluding from CNA’s net income attributable to Loews Corporation the after-tax effects of investment gains (losses). In addition, core income excludes the effects of noncontrolling interests. The calculation of core income excludes investment gains (losses) because these are generally driven by economic factors that are not necessarily reflective of CNA’s primary operations. The following table presents a reconciliation of CNA net income attributable to Loews Corporation to core income:

	Three Months Ended March 31,
(In millions)	2023	2022
CNA net income attributable to Loews Corporation	$268	$265
Investment losses	28	3
Consolidating adjustments including noncontrolling interests	29	30
Core income	$325	$298

Boardwalk Pipelines

EBITDA is defined as earnings before interest, income tax expense, depreciation and amortization. The following table presents a reconciliation of Boardwalk net income attributable to Loews Corporation to EBITDA:

	Three Months Ended March 31,
(In millions)	2023	2022
Boardwalk net income attributable to Loews Corporation	$86	$91
Interest	39	42
Income tax expense	30	31
Depreciation and amortization	101	94
EBITDA	$256	$258

Loews Hotels & Co

Adjusted EBITDA is calculated by excluding from Loews Hotels & Co’s EBITDA, state and local government development grants, gains or losses on dispositions, asset impairments, and equity method income and including Loews Hotels & Co’s pro rata Adjusted EBITDA of equity method investments. Pro rata Adjusted EBITDA of equity method investments is calculated by applying Loews Hotels & Co’s ownership percentage to the underlying equity method investment’s components of EBITDA and excluding distributions in excess of basis.

The following table presents a reconciliation of Loews Hotels & Co net income attributable to Loews Corporation to Adjusted EBITDA:

	Three Months Ended March 31,
(In millions)	2023	2022
Loews Hotels & Co net income attributable to Loews Corporation	$24	$15
Interest	6	4
Income tax expense	10	7
Depreciation and amortization	16	15
EBITDA	56	41
Equity investment adjustments:
Loews Hotels & Co’s equity method income	(31)	(26)
Pro rata Adjusted EBITDA of equity method investments	62	53
Consolidating adjustments	(1)	(1)
Adjusted EBITDA	$86	$67

The following table presents a reconciliation of Loews Hotels & Co’s equity method income to Pro rata Adjusted EBITDA of equity method investments:

	Three Months Ended March 31,
(In millions)	2023	2022
Loews Hotels & Co’s equity method income	$31	$26
Pro rata share of equity method investments:
Interest	12	9
Income tax expense
Depreciation and amortization	13	12
Distributions in excess of basis	6	5
Consolidation adjustments		1
Pro rata Adjusted EBITDA of equity method investments	$62	$53